EXHIBIT 99.2

Notice of Event Affecting the Convertible Noteholders

               Reference is made to the Indenture, dated as of May 19, 2003 (the “Indenture”), by and among Triarc Companies, Inc. (“Triarc”) and Wilmington Trust Company, as trustee, governing Triarc’s 5% Convertible Notes due 2023 (the “Notes”).  All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Indenture.

On March 19, 2008, Triarc announced that it will distribute 9,835,010 shares of common stock (the “Deerfield Shares”) of Deerfield Capital Corp. (”DFR”) to holders of Triarc’s Class A Common Stock and Class B Common Stock through a special dividend (the “Stock Dividend”).

The Stock Dividend will be accomplished through a pro rata distribution of the Deerfield Shares to Triarc stockholders of record as of March 29, 2008 (the “Record Date”). Based on the number of Triarc shares currently outstanding, holders of Triarc’s Class A Common Stock and Triarc’s Class B Common Stock will receive approximately 0.106028 Deerfield Shares for each share of Class A Common Stock and/or Class B Common Stock held as of the record date. The final distribution ratio will be set on the record date and will be calculated by dividing the Deerfield Shares by the total number of shares of Triarc’s Class A Common Stock and Class B Common Stock outstanding on the Record Date. Stockholders will receive a pro rata cash distribution in lieu of receiving fractional shares.  The special dividend of the Deerfield Shares will be payable on April 4, 2008.

Pursuant to Section 14.05(d) of the Indenture, the Stock Dividend will require either (i) an adjustment in the Conversion Rate or (ii) in lieu of such adjustment in the Conversion Rate, that Triarc reserve the number of shares of DFR Common Stock that the holders of Notes would have received if such holders had converted their Notes into Class A Common Stock and Class B Common Stock immediately prior to the Record Date.  Triarc has elected to increase the Conversion Rate for the Convertible Notes.  Triarc will provide additional information, as required by the Indenture, once it determines the adjustment to the Conversion Rate.

Please see the attached press release of Triarc Companies, Inc., dated March 19, 2008, for additional information.

TRIARC COMPANIES, INC.
Dated: March 19, 2008

By: /s/ NILS H. OKESON
Name: Nils H. Okeson
Title: Senior Vice President,
General Counsel and Secretary